Exhibit 99.1

News Release

2100 Highway 55 Medina, MN 55340-9770 763-542-0500 763-542-0599 fax

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500

POLARIS REPORTS RECORD 2003 FOURTH QUARTER AND FULL YEAR
RESULTS; FULL YEAR 2003 EARNINGS PER SHARE UP 12 PERCENT

Highlights:

•	15th consecutive year of record Earnings per Share

•	23rd consecutive quarter of increased sales and earnings

•	ATV sales grew 11%, Victory motorcycle sales grew 70%, PG&A sales grew 10% and International sales grew 57% for the full year 2003

•	Improvement in earnings driven by higher gross margins of 60 basis points for the year and growth in financial services income of 61% for the year

•	Anticipate continued growth in sales and earnings for 2004 primarily driven by new product introductions, continued gross margin improvement and increased financial services income

•	On January 22, 2004 Polaris declared a 48 percent increase in the cash dividend and a two-for-one stock split

MINNEAPOLIS (January 29, 2004) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income of $1.68 per diluted share (pre-split) for the fourth quarter ended December 31, 2003, an 11 percent increase over prior year fourth quarter net income of $1.51 per diluted share (pre-split). Higher sales volume primarily from Victory motorcycles and Parts, Garments and Accessories (PG&A) along with favorable currency rate movement, expanded gross margins and higher income from financial services contributed to the fourth quarter earnings increase. Reported net income for the fourth quarter 2003 was $38.0 million, a nine percent increase over prior year fourth quarter net income of $35.0 million. Sales for the fourth quarter 2003 totaled a record $467.1 million, up eight percent from last year’s fourth quarter sales of $431.5 million.

     For the full year ended December 31, 2003, Polaris reported record net income of $110.9 million or $4.92 per diluted share (pre-split), a 12 percent increase over $4.39 per diluted share (pre-split) for the year ended December 31, 2002. Sales for the full year ended December 31, 2003 totaled a record $1,605.9 million, up six percent from $1,521.3 million for the full year 2002.

(In millions except per share data)

	4th Quarter ended December 31,			Year to date ended December 31,

	2003	2002	Change	2003	2002	Change

Sales	$467.1	$431.5	8%	$1,605.9	$1,521.3	6%
Operating income	$59.0	$50.6	17%	$166.7	$152.9	9%
Net Income	$38.0	$35.0	9%	$110.9	$103.6	7%
Earnings per share (EPS) (diluted)
EPS (pre-split basis)*	$1.68	$1.51	11%	$4.92	$4.39	12%

* Earnings per share data have not been adjusted to reflect the two-for-one stock split declared on January 22, 2004 and payable on March 8, 2004 to shareholders of record on March 1, 2004.

“2003 marked our 15th consecutive year of record earnings per share for Polaris. The Company continues to benefit from the strength of our diverse product portfolio with growth in ATVs, motorcycles, PG&A and financial services offsetting a weak snowmobile business due to a lack of snow in key riding areas and increased costs related to investments in research and development and sales and marketing during 2003,” said Tom Tiller, President and Chief Executive Officer. “I am very encouraged regarding the growth prospects for Polaris in 2004, which will mark the Company’s 50th year of providing customers with innovative, high quality products.”

     ATV (all-terrain vehicle) sales in the fourth quarter 2003 increased two percent over the fourth quarter 2002. Strong growth in our RANGER™ product line, the introduction of the new Sportsman 700 EFI (electronic fuel injection) ATV, the first EFI in the industry and strong international sales growth helped offset higher promotional costs during the fourth quarter. Full year 2003 sales of ATVs increased 11 percent over last year, a direct result of new product introductions including the All Terrain Pickup (ATP) which was recently named 2004 “ATV of the Year”, the strength of the RANGER™ product line and strong international sales growth offsetting higher promotional costs incurred during the year. Dealer inventories of Polaris ATVs at December 31, 2003 are at comparable levels to a year ago.

     Sales of Victory motorcycles increased 113 percent during the fourth quarter 2003 from the fourth quarter 2002 and reached $57.4 million for the full year 2003, a 70 percent increase over the prior year. The increase is attributable to the continued positive acceptance of the new Vegas model, which was named the year’s best cruiser motorcycle by four leading motorcycle enthusiast magazines. Shipments to dealers of the new Kingpin cruiser motorcycle began in the fourth quarter 2003.

     Parts, Garments, and Accessories sales increased 17 percent during the fourth quarter 2003 compared to last year’s fourth quarter. The PG&A business was positively impacted by balanced growth during the quarter across each product line. PG&A sales for the full year 2003 increased 10 percent.

     Polaris’ Personal Watercraft (PWC) sales declined 25 percent during the fourth quarter 2003 compared to the fourth quarter 2002. Timing of shipments at the beginning of the PWC season and a later transition to 2004 model year production in preparation for manufacturing of the new four stroke MSX personal watercraft were the primary reasons for the fourth quarter sales decline. Full year 2003 sales of PWC increased one percent compared to a year ago.

     Snowmobile sales increased 16 percent for the fourth quarter 2003 compared to the prior year primarily due to timing of shipments between the third and fourth quarters of 2003 and the impact of favorable currency rates. For the full year 2003, snowmobile sales declined 22 percent compared to the prior year, as previously forecasted. The lack of significant snowfall last season resulted in a planned overall lower production schedule for the 2003 calendar year. As a result of the conservative production schedule in 2003, dealer inventories of Polaris snowmobiles at December 31, 2003 are significantly lower than a year ago.

     Gross profit, as a percentage of sales, was 23.2 percent for the fourth quarter 2003, an improvement of 60 basis points from 22.6 percent in the comparable quarter of 2002. For the full year 2003, gross margins improved 60 basis points to 22.4 percent compared to 21.8 percent for the full year 2002. The gross profit margin for the fourth quarter and full year 2003 continued to benefit from several ongoing initiatives, including continued efficiency gains from the Roseau facility redesign; savings from various cost reduction initiatives; and higher margins in the international business generated from the new dealer direct distribution models in Great Britain, Sweden and Norway. A positive impact of currency fluctuations during the quarter and full year 2003 also contributed to improved gross margins. These improvements, in aggregate, were offset somewhat by a higher level of promotional expenses required in the 2003 periods.

     For the fourth quarter 2003, operating expenses increased 10 percent to $56.9 million or 12.2 percent of sales compared to $51.6 million or 12.0 percent of sales for the fourth quarter 2002. For the full year 2003, operating expenses increased 12 percent to $216.9 million or 13.5 percent of sales compared to $194.0 million or 12.8 percent of sales for the full year 2002. Operating expenses increased for both the fourth quarter and full year 2003 periods primarily due to the continuation of initiatives taken to accelerate the design and introduction of new products and the added expense of the new international subsidiaries. Research and development expenses increased 14 percent for the full year 2003 as the Company continues to invest in reducing the lead time for designing, developing and introducing new products as well as to increase the success rate of new product introductions. Sales and marketing expenses increased 12 percent for the full year 2003 as Polaris committed additional resources toward upgrading the distribution network of nearly 2,000 dealers in North America in the area of sales, service, merchandising and strengthening of the Polaris brand through advertising efforts to accelerate future growth.

     Income from financial services increased 63 percent to $7.4 million in the fourth quarter 2003, up from $4.5 million in the fourth quarter 2002 primarily due to growth in the percentage of consumers making use of available retail financing options and increases in Company-sponsored retail finance sales incentives. The credit quality of the retail credit portfolio has remained stable and retail credit losses, which have averaged slightly above three percent of the portfolio balance, continue to be in line with expectations. Income from financial services for the full year 2003 increased 61 percent to $23.6 million compared to $14.6 million for the full year 2002.

Financial position and cash flow

     Net cash provided by operating activities totaled $155.8 million for the year ended December 31, 2003 compared to $192.8 million for the full year 2002. An increase in inventories was the primary reason for the lower net cash provided from operating activities during 2003 compared to last year. Polaris inventories were higher than a year ago due to the following factors: 1) higher ATV inventory as shipments were slowed to maintain targeted dealer inventory levels, 2) increased inventory at subsidiaries in Sweden and Norway which were established late last year and 3) increased PG&A inventory, a result of the Company’s goal of improving order fill rates to its customers. The Company’s debt to total capital ratio was five percent at December 31, 2003, down from six percent a year ago.

Share buyback continues

     During the fourth quarter 2003 the Company repurchased and retired 152,000 shares (pre-split) of its common stock bringing the full year 2003 amount to 1.2 million shares (pre-split), or $73.1 million in 2003. Since inception of the share repurchase program in 1996, approximately 9.3 million shares (pre-split) have been repurchased at an average price of approximately $41 per share (pre-split). Under the current Board of Directors’ authorization, approximately 2.2 million shares (pre-split) of Polaris stock are available for repurchase.

Subsequent event

     On January 22, 2004, the Company announced that its Board of Directors approved a 48 percent increase in the regular quarterly cash dividend effective with the 2004 first quarter dividend. The first quarter dividend of $0.46 (on a pre-split basis) will be payable on February 17, 2004 to shareholders of record at the close of business on February 2, 2004.

     The Board of Directors also declared a two-for-one split of the Company’s outstanding shares of Common Stock in the form of a 100 percent stock dividend. On March 8, 2004 Polaris shareholders will receive one additional share of Common Stock for each share they hold of record at the close of business on March 1, 2004.

2004 Business Outlook

     For the full year 2004, Polaris is expecting earnings to rise to be in the range of $2.65 to $2.77 per share, on a post-split basis, an eight percent to thirteen percent increase over 2003 results of $2.46, on a post-split basis. Sales growth for the full year 2004 is expected to be in the range of five percent to eight percent compared to 2003 with sales increases expected across all business lines.

     “I am proud of our achievement in 2003 of delivering our 15th consecutive year of record earnings per share growth for our shareholders. As a company, Polaris continued to successfully execute and leverage our strengths of delivering product innovation while producing a low cost, high quality product for our consumers in a year that started with much geopolitical and economic uncertainty but gained momentum as the year progressed,” commented Mr. Tiller.

     Tiller continued, “During 2003 we made a number of strategic moves in our sales, marketing and engineering organizations that will allow us to continue to capitalize on our underlying strengths in 2004. Additionally, in 2004, another milestone will have been reached — the 50th anniversary of the Company. We have planned a full year of anniversary celebrations and new product introductions to show our appreciation for the individuals that made it all possible: our customers, dealers, suppliers, employees and shareholders. The Company is strong financially, we have strengthened our bench of capable and dedicated employees, and our new product portfolio is full of innovative product ideas as we begin the 2004 year. We are committed to delivering another record year of earnings to our shareholders. I am excited about the opportunities that lie ahead for the Company.”

Conference Call to be Held

     Today at 9:00 AM (central time) Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada, or 706-634-4982 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available for one week after the call by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 11700, and on Polaris’ web site.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2003 sales of over $1.6 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, personal watercraft, Victory motorcycles and the Polaris RANGER for recreational and utility use. The Polaris Professional Series, a line of heavy duty Workmobiles™ targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace.

     Polaris is the recognized leader in the snowmobile industry; one of the largest manufacturers of all terrain vehicles (ATVs) in the world; and a leading manufacturer of personal watercraft. Victory motorcycles, established in 1998, represent the first all-new American-made motorcycle in nearly 60 years, and are rapidly making impressive in-roads into the cruiser motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2004 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except for Per Share Data)

	For Three Months Ended		For the Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Sales	$467,113	$431,519	$1,605,869	$1,521,282
Cost of Sales	358,570	333,858	1,245,852	1,189,002
Gross profit	108,543	97,661	360,017	332,280
Operating Expenses
Selling & marketing	26,261	21,175	96,907	86,719
Research & development	14,742	13,491	51,760	45,550
General and administrative	15,863	16,968	68,216	61,720

Total operating expenses	56,866	51,634	216,883	193,989

Income from financial services	7,372	4,531	23,587	14,643
Operating Income	59,049	50,558	166,721	152,934
Non-operating Expense (Income)
Interest expense	430	380	2,465	2,397
Other expense (income), net	2,277	(1,740)	(83)	(3,634)

Income before income taxes	56,342	51,918	164,339	154,171
Provision for Income Taxes	18,311	16,873	53,410	50,579
Net income	$38,031	$35,045	$110,929	$103,592

Basic EPS	$1.78	$1.59	$5.17	$4.64
Diluted EPS	$1.68	$1.51	$4.92	$4.39

Weighted average number of common and common equivalent shares outstanding:
Basic*	21,359	22,012	21,452	22,312
Diluted*	22,698	23,223	22,528	23,616

Selected Balance Sheet Data	For the Year Ended December 31,

(in thousands)	2003	2002
Cash and cash equivalents	$82,761	$81,193
Trade receivables (net)	51,885	51,001
Inventories (net)	182,835	155,858
Total assets	671,352	608,646
Accounts payable	65,987	88,462
Borrowings under credit agreement	18,008	18,027
Shareholders’ equity	319,378	277,106

	For Three Months Ended			For the Year Ended
Product Line Information	December 31,			December 31,

(in thousands)	2003	2002	Incr %	2003	2002	Incr %
Snowmobiles	$94,676	$81,759	16%	$229,235	$293,361	(22)%
All-terrain Vehicles	276,127	269,558	2%	1,043,175	937,941	11%
Personal Watercraft	11,762	15,730	(25)%	53,518	53,112	1%
Victory Motorcycles	20,403	9,587	113%	57,422	33,812	70%
Parts, Garments & Accessories	64,145	54,885	17%	222,519	203,056	10%

Total Sales	$467,113	$431,519	8%	$1,605,869	$1,521,282	6%

Note: Shares and earnings per share data have not been adjusted to reflect the two-for-one stock split declared on January 22, 2004 and payable on March 8, 2004 to shareholders of record on March 1, 2004.